Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 25, 2016
Contacts:	Kevin McPhaill, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – July 25, 2016 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the six-month period ended June 30, 2016. Sierra Bancorp recognized consolidated net income of $4.086 million for the second quarter of 2016, which represents a slight increase relative to net income for the first quarter of 2016 but a drop of 10% relative to net income in the second quarter of 2015. The decline from net income in the prior year was due in large part to higher non-interest expense, including $128,000 in non-recurring acquisition costs expensed in the second quarter of 2016. For the recently-concluded quarter the Company’s return on average assets was 0.93%, its return on average equity was 8.38%, and diluted earnings per share were $0.31.

For the first six months of 2016 the Company recognized net income of $8.122 million, which represents a drop of 2% relative to the same period in 2015. The Company’s financial performance metrics for the first half of 2016 include an annualized return on average equity of 8.39%, a return on average assets of 0.93%, and diluted earnings per share of $0.61.

After declining in the first quarter of 2016, total assets resumed growth in the second quarter of 2016 and now reflect a net increase of $47 million, or 3%, for the first six months of 2016. Asset growth for the first half came from increases of $22 million, or 2%, in gross loan balances, $21 million, or 4%, in investment securities, and $4 million, or 9%, in cash balances. Loan growth for the first half includes a $17 million increase in outstanding balances on mortgage warehouse lines and a combined increase of $5 million in other loan categories. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by $4 million, or 31%, during the first six months of 2016. Total deposits were up $21 million, or 1%, due to a $29 million increase in core non-maturity deposits that was partially offset by a reduction in time deposits. Non-deposit borrowings were increased by $21 million in the first half of 2016 to support asset growth.

“Strength and growth come only through continuous effort and struggle.” – Napoleon Hill

“We were pleased to see strong loan growth and stable core deposits during the second quarter of 2016, in response to the assiduous efforts of our bankers,” commented Kevin McPhaill, President and CEO. “Moreover, our combined endeavors in the first half of 2016 led to the completion of our acquisition of Coast National Bank in early July, which furthers the Bank’s coastal expansion by adding four new locations along with a solid loan and deposit base. The coastal market has great potential for additional growth and we are excited to be a part of it. Moving into the second half of 2016, we plan to work hard to foster favorable growth trends throughout all of our markets,” concluded McPhaill.

Sierra Bancorp Financial Results July 25, 2016 Page 2

Financial Highlights

Net income fell by $471,000, or 10%, in the second quarter of 2016 relative to the second quarter of 2015, and by $173,000, or 2%, for the first six months of 2016 relative to the same period in 2015. Significant variances in the components of pre-tax income, including some items of a nonrecurring nature, are noted below.

Net interest income was up by $177,000, or 1%, for the second quarter and $774,000, or 3%, for the year-to-date period due primarily to growth in average interest-earning assets totaling $45 million, or 3%, in the second quarter of 2016 over the second quarter of 2015, and growth of $75 million, or 5%, for the first half of 2016 over the first half of 2015. The favorable impact of higher interest-earning assets was partially offset by a drop of five basis points in our net interest margin for the comparative quarters and a decline of 11 basis points for the year-to-date comparison, which resulted in large part from continued competitive pressures on loan yields. The comparative results were also impacted by non-recurring interest income, which totaled only $22,000 in the second quarter of 2016 relative to $45,000 in the second quarter of 2015, and $65,000 in the first half of 2016 as compared to $411,000 in the first half of 2015. Non-recurring interest income is comprised of interest recoveries on non-accrual loans (net of any interest reversals for loans placed on non-accrual status), as well as penalties and accelerated fee recognition on loan prepayments.

Total non-interest income fell by $80,000, or 2%, for the quarterly comparison but reflects an increase of $207,000, or 2%, for the comparative year-to-date periods. Service charges on deposit accounts, which represent the largest portion of non-interest income, were up $200,000, or 9%, for the quarter and $579,000, or 14%, for the year-to-date period, due primarily to fees earned from increased activity on commercial accounts and higher overdraft income. Bank-owned life insurance (BOLI) income was about the same for the quarterly comparison but was down $149,000, or 25%, for the first six months due in part to fluctuations in income on BOLI associated with deferred compensation plans. Lower crediting rates have also negatively impacted BOLI income in recent periods, in addition to a drop in net cash surrender values. Investment gains declined, as well, as we realized income from the sale of investments totaling $146,000 and $122,000 in the second quarter and first half of 2016, respectively, relative to $307,000 and $323,000 in investment gains in the second quarter and first half of 2015, respectively. Other non-interest income declined by $117,000, or 6%, in the second quarter of 2016 relative to the second quarter of 2015, and fell by $22,000, or 1%, for the first half of 2016 in comparison to the first half of 2015, due to the $245,000 special dividend received on our Federal Home Loan Bank stock in the second quarter of 2015. The impact of that non-recurring dividend income on 2016 over 2015 variances was partially offset by higher debit card interchange income and dividends received on other restricted stock in 2016.

Total non-interest expense reflects increases of $964,000, or 8%, for the second quarter and $983,000, or 4%, for the year-to-date period. The largest component of non-interest expense, salaries and benefits, increased by $499,000, or 8%, for the second quarter of 2016 over the second quarter of 2015, and $470,000, or 4%, for the first six months of 2016 compared to the first six months of 2015. The higher level of salaries and benefits was the result of salary increases in the normal course of business, higher staffing levels as vacant positions were filled, and temporary salaries and overtime costs incurred in preparation for our recent acquisition (totaling roughly $80,000 for the quarter and $120,000 for the year-to-date period), partially offset by lower group health insurance costs. For the second quarter comparison, personnel expense was adversely impacted by a $98,000 drop in the level of deferred salaries directly related to successful loan originations (which increases current period expense).

Sierra Bancorp Financial Results July 25, 2016 Page 3

Occupancy expense increased by $200,000, or 12%, for the second quarter and $291,000, or 9%, for the first half, due primarily to higher rent and depreciation expense. Other non-interest expense was up $265,000, or 5%, for the second quarter and $222,000, or 2%, for the first half. One of the larger increases within other non-interest expense came in non-recurring acquisition costs, which totaled $128,000 in the second quarter of 2016 relative to a credit of $11,000 in the second quarter of 2015, and were $342,000 for the first half of 2016 as compared to $101,000 in the first half of 2015. Other substantial expense increases are evident in the following areas: foreclosed asset costs, which were up $227,000 for the quarter and $214,000 for the year-to-date period due to write-downs and OREO operating expenses; debit card processing costs, which increased by $114,000 for the second quarter and $162,000 for the first six months; and directors’ stock option expense, which totaled $101,000 in the first half of 2016 due to stock options granted in the first quarter. Significant favorable variances within other non-interest expense include reductions in telecommunications costs totaling $144,000 for the second quarter and $230,000 for the first six months, although some of those reductions include non-recurring credits. The second quarter comparison was also favorably affected by a $94,000 drop in supplies expense, stemming from the timing of payments as well as from costs incurred in previous periods for the rollout of chipped debit cards incorporating EMV technology. In addition, cost increases for the first six months were partially offset by an $83,000 drop in deferred compensation costs for directors related to the aforementioned drop in BOLI income, a reduction of $70,000 in information technology expense due to lower network costs, a reduction of $125,000 in loan servicing expense, and a non-recurring expense reversal of $173,000 in director retirement plan accruals in the first quarter of 2016, subsequent to the death of a former director and the payment of split-dollar life insurance proceeds to his beneficiary.

The Company’s provision for income taxes was 33% of pre-tax income in the second quarter of 2016 relative to 34% in the second quarter of 2015, and 33% in the first half of 2016 as compared to 32% in the first half of 2015. The tax accrual rate fell for the second quarter comparison due to lower pre-tax income and a slightly higher level of tax credits. Since pre-tax income was almost the same in the first half of 2016 as in the first half of 2015, the higher tax provisioning for the first half comparison is the result of a lower level of available tax credits and lower non-taxable BOLI income.

Balance sheet changes during the first six months of 2016 include an increase in total assets of $47 million, or 3%, due to higher loan, investment, and cash balances. Gross loans were up by $22 million, or 2%, as the result of a $17 million increase in mortgage warehouse loans stemming from higher line utilization, as well as increases in non-farm real estate loans and agricultural production loans. With the exception of mortgage warehouse loans, loan growth was facilitated by a $12 million increase in loan participations purchased from other community banks located in higher growth areas of California. The increase in participation loans was split between real estate loans and commercial loans, and our balance of loan participations purchased now totals $18 million. Despite a recent rise in organic lending activity and growth in our pipeline of loans in process of approval, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, including non-accrual loans and foreclosed assets, were reduced by $4 million, or 31%, during the first six months of 2016, including the return to accrual status of our single largest remaining nonperforming loan. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 0.76% at June 30, 2016, compared to 1.13% at December 31, 2015 and 1.90% at June 30, 2015. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $15 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of June 30, 2016, up by over $2 million compared to year-end 2015 due in part to the aforementioned upgrade of a non-performing restructured loan to performing status.

The Company’s allowance for loan and lease losses was $10.0 million at June 30, 2016, down slightly from the $10.4 million balance as of December 31, 2015 due to the charge-off of certain impaired loan balances against previously-established reserves. Net loans charged off against the allowance totaled $381,000 in the first six months of 2016 compared to $699,000 in the first six months of 2015. Because of the drop in the level of the allowance and the increase in loans during the first half, the allowance fell to 0.87% of total loans at June 30, 2016 from 0.92% December 31, 2015. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2016, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Sierra Bancorp Financial Results July 25, 2016 Page 4

Deposit balances reflect net growth of $21 million, or 1%, during the six months ended June 30, 2016, including balances from our branch purchase in May which totaled about $10 million at the acquisition date. Total non-maturity deposits were up $29 million, or 3%, for the first half of 2016, but that growth was partially offset by an $8 million reduction in time deposits. Junior subordinated debentures remain the same, but other borrowings were increased by $21 million, or 25%, during the first half of 2016 to support growth in loans and investments.

Total capital of $198 million at June 30, 2016 reflects an increase of $8 million, or 4%, for the first six months of the year due to the rising level of retained earnings, the impact of stock options exercised, and an increase in accumulated other comprehensive income. There were no shares repurchased during the first half of 2016.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 39th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. On July 8, 2016, the Company acquired Coast Bancorp and merged Coast National Bank into Bank of the Sierra, thereby expanding its coverage to the communities of San Luis Obispo, Arroyo Grande, Paso Robles and Atascadero, California. The Company now has close to $2 billion in assets and conducts business through 33 full-service branches, a loan production office, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results July 25, 2016 Page 5

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		2Q16 vs	Qtr Ended:	2Q16 vs	Six Months Ended:		YTD16 vs
	6/30/2016	3/31/2016	1Q16	6/30/2015	2Q15	6/30/2016	6/30/2015	YTD15
Interest Income	$15,934	$16,033	-1%	$15,669	+2%	$31,967	$31,019	+3%
Interest Expense	739	718	+3%	651	+14%	1,457	1,283	+14%
Net Interest Income	15,195	15,315	-1%	15,018	+1%	30,510	29,736	+3%

Provision for Loan & Lease Losses	-	-	0%	-	0%	-	-	0%
Net Int after Provision	15,195	15,315	-1%	15,018	+1%	30,510	29,736	+3%

Service Charges	2,478	2,371	+5%	2,278	+9%	4,848	4,269	+14%
BOLI Income	229	210	+9%	231	-1%	439	588	-25%
Gain (Loss) on Investments	146	(24)	NM	307	-52%	122	323	-62%
Other Non-Interest Income	1,721	1,737	-1%	1,838	-6%	3,459	3,481	-1%
Total Non-Interest Income	4,574	4,294	+7%	4,654	-2%	8,868	8,661	+2%

Salaries & Benefits	6,624	6,865	-4%	6,125	+8%	13,490	13,020	+4%
Occupancy Expense	1,866	1,750	+7%	1,666	+12%	3,617	3,326	+9%
Other Non-Interest Expenses	5,225	4,864	+7%	4,960	+5%	10,087	9,865	+2%
Total Non-Interest Expense	13,715	13,479	+2%	12,751	+8%	27,194	26,211	+4%

Income Before Taxes	6,054	6,130	-1%	6,921	-13%	12,184	12,186	0%
Provision for Income Taxes	1,968	2,094	-6%	2,364	-17%	4,062	3,891	+4%
Net Income	$4,086	$4,036	+1%	$4,557	-10%	$8,122	$8,295	-2%

TAX DATA
Tax-Exempt Muni Income	$730	$730	0%	$732	0%	$1,460	$1,457	0%
Interest Income - Fully Tax Equiv	$16,327	$16,426	-1%	$16,063	+2%	$32,753	$31,804	+3%

NET CHARGE-OFFS	$(12)	$393	NM	$169	NM	$381	$699	-45%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results July 25, 2016 Page 6

PER SHARE DATA
(unaudited)	Qtr Ended:		2Q16 vs	Qtr Ended:	2Q16 vs	Six Months Ended:		YTD16 vs
	6/30/2016	3/31/2016	1Q16	6/30/2015	2Q15	6/30/2016	6/30/2015	YTD15
Basic Earnings per Share	$0.31	$0.30	+3%	$0.34	-9%	$0.61	$0.61	0%
Diluted Earnings per Share	$0.31	$0.30	+3%	$0.33	-6%	$0.61	$0.60	+2%
Common Dividends	$0.12	$0.12	0%	$0.10	+20%	$0.24	$0.20	+20%

Wtd. Avg. Shares Outstanding	13,280,433	13,265,371	0%	13,560,091	-2%	13,272,903	13,619,050	-3%
Wtd. Avg. Diluted Shares	13,393,448	13,386,652	0%	13,686,206	-2%	13,388,664	13,745,467	-3%

Book Value per Basic Share (EOP)	$14.93	$14.64	+2%	$13.88	+8%	$14.93	$13.88	+8%
Tangible Book Value per Share (EOP)	$14.32	$14.05	+2%	$13.29	+8%	$14.32	$13.29	+8%

Common Shares Outstanding (EOP)	13,285,568	13,275,888	0%	13,404,812	-1%	13,285,568	13,404,812	-1%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:		Qtr Ended:	Six Months Ended:
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015
Return on Average Equity	8.38%	8.41%	9.67%	8.39%	8.87%
Return on Average Assets	0.93%	0.93%	1.07%	0.93%	1.00%
Net Interest Margin (Tax-Equiv.)	3.89%	3.96%	3.94%	3.92%	4.03%
Efficiency Ratio (Tax-Equiv.)	68.10%	66.93%	64.13%	67.51%	66.91%
Net C/O's to Avg Loans (not annualized)	0.00%	0.04%	0.02%	0.04%	0.07%

Sierra Bancorp Financial Results July 25, 2016 Page 7

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Jun '16 vs		Jun '16 vs		Jun '16 vs
ASSETS	6/30/2016	3/31/2016	Mar '16	12/31/2015	Dec '15	6/30/2015	Jun '15
Cash and Due from Banks	$53,041	$44,008	+21%	$48,623	+9%	$46,690	+14%
Investment Securities	528,539	522,610	+1%	507,582	+4%	506,919	+4%
Loans Held for Sale	-	-	0%	-	0%	-	0%

Real Estate Loans (non-Agricultural)	650,020	641,363	+1%	644,926	+1%	602,375	+8%
Agricultural Real Estate Loans	132,140	131,052	+1%	133,182	-1%	131,566	0%
Agricultural Production Loans	50,023	45,651	+10%	46,237	+8%	31,292	+60%
Comm'l & Industrial Loans & Leases	111,746	107,895	+4%	113,207	-1%	111,038	+1%
Mortgage Warehouse Lines	197,715	153,625	+29%	180,355	+10%	180,442	+10%
Consumer Loans	13,618	14,284	-5%	14,949	-9%	16,624	-18%
Gross Loans & Leases	1,155,262	1,093,870	+6%	1,132,856	+2%	1,073,337	+8%
Deferred Loan & Lease Fees	2,651	2,438	+9%	2,169	+22%	1,898	+40%
Loans & Leases Net of Deferred Fees	1,157,913	1,096,308	+6%	1,135,025	+2%	1,075,235	+8%
Allowance for Loan & Lease Losses	(10,042)	(10,030)	0%	(10,423)	-4%	(10,549)	-5%
Net Loans & Leases	1,147,871	1,086,278	+6%	1,124,602	+2%	1,064,686	+8%

Bank Premises & Equipment	22,449	22,183	+1%	21,990	+2%	22,296	+1%
Other Assets	91,388	89,088	+3%	93,740	-3%	93,520	-2%
Total Assets	$1,843,288	$1,764,167	+4%	$1,796,537	+3%	$1,734,111	+6%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$433,328	$431,999	0%	$432,251	0%	$431,348	0%
Int-Bearing Transaction Accounts	457,929	454,871	+1%	431,840	+6%	431,336	+6%
Savings Deposits	202,419	201,266	+1%	193,052	+5%	189,845	+7%
Money Market Deposits	94,496	99,294	-5%	101,562	-7%	112,584	-16%
Customer Time Deposits	297,902	300,656	-1%	305,923	-3%	306,477	-3%
Wholesale Brokered Deposits	-	-	0%	-	0%	-	0%
Total Deposits	1,486,074	1,488,086	0%	1,464,628	+1%	1,471,590	+1%

Junior Subordinated Debentures	30,928	30,928	0%	30,928	0%	30,928	0%
Other Interest-Bearing Liabilities	107,994	31,483	+243%	86,705	+25%	24,972	+332%
Total Deposits & Int.-Bearing Liab.	1,624,996	1,550,497	+5%	1,582,261	+3%	1,527,490	+6%

Other Liabilities	19,977	19,323	+3%	23,936	-17%	20,515	-3%
Total Capital	198,315	194,347	+2%	190,340	+4%	186,106	+7%
Total Liabilities & Capital	$1,843,288	$1,764,167	+4%	$1,796,537	+3%	$1,734,111	+6%

Sierra Bancorp Financial Results July 25, 2016 Page 8

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Jun '16 vs		Jun '16 vs		Jun '16 vs
	6/30/2016	3/31/2016	Mar '16	12/31/2015	Dec '15	6/30/2015	Jun '15
Goodwill	6,908	6,908	0%	6,908	0%	6,908	0%
Core Deposit Intangible	1,170	896	+31%	930	+26%	997	+17%
Total Intangible Assets	8,078	7,804	+4%	7,838	+3%	7,905	+2%

CREDIT QUALITY
(balances in $000's, unaudited)			Jun '16 vs		Jun '16 vs		Jun '16 vs
	6/30/2016	3/31/2016	Mar '16	12/31/2015	Dec '15	6/30/2015	Jun '15
Non-Accruing Loans	$5,944	$7,493	-21%	$9,634	-38%	$17,112	-65%
Foreclosed Assets	2,897	3,115	-7%	3,193	-9%	3,393	-15%
Total Nonperforming Assets	$8,841	$10,608	-17%	$12,827	-31%	$20,505	-57%

Performing TDR's (not incl. in NPA's)	$14,716	$13,455	+9%	$12,431	+18%	$11,733	+25%

Non-Perf Loans to Gross Loans	0.51%	0.68%		0.85%		1.59%
NPA's to Loans plus Foreclosed Assets	0.76%	0.97%		1.13%		1.90%
Allowance for Ln Losses to Loans	0.87%	0.92%		0.92%		0.98%

SELECT PERIOD-END STATISTICS
(unaudited)
	6/30/2016	3/31/2016	12/31/2015	6/30/2015
Shareholders Equity / Total Assets	10.8%	11.0%	10.6%	10.7%
Loans / Deposits	77.7%	73.5%	77.3%	72.9%
Non-Int. Bearing Dep. / Total Dep.	29.2%	29.0%	29.5%	29.3%

Sierra Bancorp Financial Results July 25, 2016 Page 9

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$4,830	$5	0.41%	$19,947	$28	0.56%	$8,193	$6	0.29%
Taxable	417,881	2,052	1.94%	408,968	2,147	2.08%	405,951	2,003	1.95%
Non-taxable	104,548	730	4.25%	101,973	730	4.36%	99,092	732	4.50%
Equity	1,177	0	0.00%	1,253	36	11.37%	2,005	48	9.47%
Total investments	528,436	2,787	2.38%	532,141	2,941	2.48%	515,241	2,789	2.44%

Loans and Leases:
Real estate	776,172	9,703	5.03%	774,324	9,789	5.08%	713,966	9,253	5.20%
Agricultural Production	47,184	520	4.43%	45,824	502	4.41%	29,447	306	4.17%
Commercial	107,342	1,272	4.77%	108,455	1,247	4.62%	109,195	1,244	4.57%
Consumer	14,152	270	7.67%	14,819	402	10.91%	17,387	409	9.44%
Mortgage warehouse lines	137,937	1,353	3.95%	117,068	1,119	3.84%	181,001	1,639	3.63%
Other	1,951	29	5.98%	2,026	33	6.55%	1,962	29	5.93%
Total loans and leases	1,084,738	13,147	4.87%	1,062,516	13,092	4.96%	1,052,958	12,880	4.91%
Total interest earning assets	1,613,174	$15,934	4.07%	1,594,657	$16,033	4.14%	1,568,199	$15,669	4.11%
Other earning assets	7,853			7,546			7,397
Non-earning assets	137,025			134,639			138,752
Total assets	$1,758,052			$1,736,842			$1,714,348

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$146,686	$110	0.30%	$126,972	$95	0.30%	$127,176	$94	0.30%
NOW	314,556	78	0.10%	307,614	89	0.12%	293,263	87	0.12%
Savings accounts	202,011	56	0.11%	196,914	54	0.11%	186,265	52	0.11%
Money market	97,971	16	0.07%	99,230	16	0.06%	114,540	21	0.07%
Customer Time Deposits	298,534	248	0.33%	306,072	237	0.31%	309,307	195	0.25%
Wholesale Brokered Deposits	0	0	0.00%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,059,758	508	0.19%	1,036,802	491	0.19%	1,030,551	449	0.17%
Borrowed funds:
Junior Subordinated Debentures	30,928	200	2.60%	30,928	202	2.63%	30,928	178	2.31%
Other Interest-Bearing Liabilities	28,661	31	0.44%	26,176	25	0.38%	38,238	24	0.25%
Total borrowed funds	59,589	231	1.56%	57,104	227	1.60%	69,166	202	1.17%
Total interest bearing liabilities	1,119,347	$739	0.27%	1,093,906	$718	0.26%	1,099,717	$651	0.24%
Demand deposits - non-interest bearing	427,581			435,563			412,874
Other liabilities	14,918			14,399			12,745
Shareholders' equity	196,206			192,974			189,012
Total liabilities and shareholders' equity	$1,758,052			$1,736,842			$1,714,348

Interest income/interest earning assets			4.07%			4.14%			4.11%
Interest expense/interest earning assets			0.18%			0.18%			0.17%
Net interest income and margin		$15,195	3.89%		$15,315	3.96%		$15,018	3.94%

NOTE:  Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 35% tax rate.

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